Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Gerald Quirk, 617-453-1224

gerald.quirk@infi.com

http://www.infi.com

INFINITY HIGHLIGHTS R&D PROGRESS

AND ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

— Infinity Evolves Its Innovative Product Pipeline while Maintaining Cash Runway into 2013 —

CAMBRIDGE, Mass. – August 4, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative drug discovery and development company, today detailed recent developments in its product development portfolio and announced second quarter 2010 financial results. Developments since the beginning of the second quarter include:

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acquisition of global development and commercialization rights to a portfolio of inhibitors of the delta and/or gamma isoforms of phosphoinositol-3-kinase (PI3K) from Intellikine, Inc., which have broad potential applicability in autoimmune-inflammatory diseases and oncology;

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commencement of a randomized clinical trial of IPI-926, the company’s novel inhibitor of the Hedgehog pathway, in combination with Gemzar® (gemcitabine) in patients with previously untreated, metastatic pancreatic cancer;

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presentation of data from a Phase 2 clinical trial of IPI-504, the company’s i.v.-administered heat shock protein 90 (Hsp90) chaperone inhibitor, in patients with advanced non-small cell lung cancer (NSCLC);

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discontinuation of further development of IPI-504 in HER2-positive metastatic breast cancer following evaluation of interim data from the first cohort of patients enrolled in a Phase 2 clinical trial of IPI-504 in combination with Herceptin® (trastuzumab), which showed that IPI-504 was well-tolerated, but that the clinical activity observed was insufficient to satisfy the company’s defined standards for additional investment; and

•	commencement of a second Phase 1 clinical trial of IPI-493, the company’s oral Hsp90 chaperone inhibitor, in patients with hematologic malignancies.

“This is an exciting and important time for Infinity. We are well capitalized, and have a robust set of product opportunities stemming from our commitment to build a diverse portfolio of innovative drug candidates that have multiple development paths and broad commercial potential,” said Adelene Q. Perkins, president and chief executive officer of Infinity. “The strength of our portfolio allows us to set a very high bar for continued investment in individual programs as the human clinical data necessary to inform and prioritize our portfolio choices are generated. Disciplined, data-driven investment decisions on our growing and maturing portfolio are critical to develop drugs that make a real difference for patients and to create real value for stockholders.”

PI3K Inhibitor Program

The PI3Ks are a family of enzymes involved in cellular functions, including cell proliferation and survival, cell differentiation, cell trafficking and immunity. The delta and gamma isoforms of PI3K are strongly implicated in immune-mediated inflammatory and allergic disorders. Restricted primarily to cells of the immune system, these two isoforms regulate diverse cellular functions of the immune system.

In early July, Infinity entered into a license and development agreement with Intellikine under which Infinity obtained global development and commercialization rights to Intellikine’s portfolio of inhibitors of the delta and gamma isoforms of PI3K. Among these inhibitors is IPI-145 (formerly known as INK1197), an orally available, dual delta/gamma-specific inhibitor of PI3K that has demonstrated activity in preclinical models of rheumatoid arthritis, allergy and inflammation. Infinity intends to commence clinical development of IPI-145 – the company’s fifth clinical candidate – in autoimmune-inflammatory diseases in 2011. Beyond IPI-145, Infinity is collaborating with Intellikine to develop other novel PI3Kdelta-selective, PI3Kgamma-selective and PI3Kdelta/gamma dual-selective compounds from Intellikine’s collection, providing multiple opportunities for Infinity to develop differentiated therapies against autoimmune-inflammatory diseases as well as hematologic cancers.

Hedgehog Pathway Inhibitor Program

The Hedgehog signal transduction pathway plays a critical role in cell differentiation and patterning during development, but is inactive in most adult cells. The malignant activation of Hedgehog pathway is believed to be implicated in many cancers. Infinity is advancing as planned its Phase 1b/2 clinical trial evaluating its novel Hedgehog pathway inhibitor, IPI-926, in combination with Gemzar in patients with previously untreated, metastatic pancreatic cancer. The Phase 1b portion of the study is a dose escalation, and once the recommended Phase 2 doses for IPI-926 and Gemzar have been established, the Phase 2 portion of the trial will commence. The Phase 2 is an international, multi-center, randomized, double-blind study with a primary endpoint of overall survival. Secondary endpoints include progression-free survival, time to progression, and overall response rate. Infinity is also evaluating IPI-926 in a Phase 1 clinical trial in patients with advanced solid tumors, and anticipates reporting preliminary data from this study later this year.

Hsp90 Chaperone Inhibitor Program

Hsp90 is a central component of the cellular chaperone system—a system that supports and stabilizes cancer-causing proteins, enabling multiple forms of cancer to thrive. Hsp90 chaperone inhibition represents a promising strategy for addressing a broad range of solid and hematologic cancers. Infinity has two distinct drug candidates in its Hsp90 chaperone inhibitor program in a number of clinical trials under a heavily results-driven development plan: IPI-504 (retaspimycin hydrochloride), an intravenously administered small molecule, and IPI-493, which is administered orally.

During the American Society of Clinical Oncology Annual Meeting held in June, Infinity reported final data from a Phase 2 clinical trial of IPI-504 in patients with NSCLC, which showed an objective response rate of 7% in the overall study population of 78 patients: 10% in patients who were EGFR wild-type, 4% in those with EGFR mutations, and 12% among KRAS wild-type patients. Among the patients with oncogenic anaplastic lymphoma kinase (ALK) gene rearrangements, there was a 67% response rate, with two of three patients experiencing partial responses and the third patient experiencing a 24% disease reduction, all three of whom received IPI-504 for at least six months. IPI-504 was generally well tolerated in this study. Validation of these findings is ongoing in an investigator-sponsored trial (IST) at Massachusetts General Hospital by Dr. Lecia Sequist, the principal investigator of the Phase 2 study.

In addition, Infinity recently completed an interim review of data from the first cohort of patients enrolled in a Phase 2 clinical trial evaluating IPI-504 in combination with Herceptin in patients with HER2-positive metastatic breast cancer. This review showed that IPI-504 was well-tolerated when administered at 300 mg/m2 once weekly in combination with Herceptin in this heavily pre-treated patient population. Clinical activity was also observed at this dose and schedule, but it was insufficient to satisfy the company’s rigorous stage gate for continuation of this study. While Infinity believes that the insufficient clinical activity in this study was the result of IPI-504 being administered at a less than optimal dose in this combination, it does not intend to continue development of IPI-504 in breast cancer in light of the evolving therapeutic landscape. Infinity expects to present data from this study at a medical meeting in 2011.

In addition, Infinity is continuing to evaluate patients in a Phase 1b clinical trial of IPI-504 in combination with Taxotere® (docetaxel) that is currently focused on patients with advanced NSCLC. Beyond this study and the ongoing IST in NSCLC patients with ALK rearrangements, no new clinical trials of IPI-504 are planned at this time. Decisions regarding future clinical trials, if any, will be based on data from the ongoing clinical trials of IPI-504, relevant preclinical data, and the other portfolio choices then available to Infinity.

Infinity is also evaluating IPI-493 in two Phase 1, dose escalation studies to determine the optimal dose and schedule for future development. In one study, IPI-493 is being evaluated in patients with advanced hematologic malignancies to assess safety and tolerability in this patient population, as well as to assess pharmacokinetic parameters and effects of IPI-493 on pharmacodynamic markers of biological activity. The other study is being conducted in patients with advanced solid tumors. Infinity anticipates reporting data from its Phase 1 program and articulating future development plans for IPI-493 in 2011.

FAAH Inhibitor Program

Infinity also continues to progress the Phase 1 development program for its fourth clinical candidate, IPI-940, a selective, orally administered inhibitor of the fatty acid amide hydrolase (FAAH) enzyme for the potential treatment of a broad range of neuropathic and inflammatory pain conditions. This Phase 1 development program, being conducted in normal, healthy volunteers, includes both single- and multiple-ascending dose studies. Infinity anticipates completing Phase 1 development of IPI-940 in 2010.

Second Quarter 2010 Financial Results

•	Infinity ended the second quarter of 2010 with $120.0 million in cash and investments.

•

Total revenue for the second quarter of 2010 was $18.4 million, comprised of $17.7 million for reimbursed research and development (R&D) services and $0.7 million from the amortization of deferred revenue associated with the grant of licenses under Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd.

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R&D expense was $19.0 million for the second quarter of 2010. Reimbursed expenses related to Infinity’s alliance with Purdue and Mundipharma for the quarter are recorded as R&D expense, as well as collaborative R&D revenue. The primary driver of the remaining R&D expense was Infinity’s investment in the development of its Hsp90 chaperone inhibitor program.

•	General and administrative expense was $5.2 million for the second quarter of 2010.

•	Infinity’s net loss for the second quarter of 2010 was $6.2 million. Basic and diluted loss per common share was $0.24.

Financial Guidance

The PI3Kdelta/gamma program licensed from Intellikine is part of Infinity’s existing strategic alliance with Mundipharma and is governed by the same terms as Infinity’s internally-discovered programs. Such terms include Mundipharma’s funding of Infinity’s R&D expenses for the PI3K program through the later to occur of December 31, 2013 and the commencement of Phase 3 clinical development, subject to aggregate funding caps across the partnered portfolio under a three-year rolling plan, and reimbursement of 50% of R&D expenses thereafter. In addition, Mundipharma has commercialization rights outside of the United States to any successfully developed products, subject to the payment of royalties of up to 20% on net sales.

By virtue of the expansion of Infinity’s portfolio to include the PI3K program, Infinity expects to exceed the $65 million cap for 2010 set forth in the research plan under the Mundipharma/Purdue alliance and to fund those excess costs itself. As a result, Infinity now anticipates a cash burn of between approximately $35-45 million during 2010 and estimates a year-end cash and investments balance of between $85-95 million. This guidance does not include any amounts that Infinity may draw under the $50 million line of credit available from Purdue Pharma L.P. In the absence of additional funding or business development activities, and based on current operating plans, Infinity expects that its current cash and investments, together with R&D funding from Purdue and Mundipharma and proceeds from the line of credit, remain sufficient to fund the company’s operations into 2013. The company believes that these resources will enable Infinity to reach key development milestones and continue evaluating additional external opportunities to strategically enhance its pipeline.

Conference Call on Wednesday, August 4, 2010, at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Wednesday, August 4, 2010, at 8:30 a.m. EDT to discuss the quarter results and provide an R&D update. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult to treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway, fatty acid amide hydrolase and PI3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of PI3K, Hsp90 chaperone and Hedgehog pathway inhibition, timing for completion of Phase 1 development of IPI-940 and its therapeutic potential, the clinical development plans for IPI-145 and IPI-504, the timing for announcement of future development plans for IPI-493, the timing of presentation or reporting of clinical data for IPI-504, IPI-493 and IPI-926, estimates of 2010 financial performance, and the expectation that Infinity will have capital to support its current operating plan into 2013. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s license and development agreement with Intellikine; results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2010. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® , Taxotere® and Herceptin® are registered trademarks of Eli Lilly and Company, sanofi-aventis LLC and Genentech USA, Inc., respectively.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2010	December 31, 2009
Cash, cash equivalents and available-for-sale securities, including long term	$120,029,907	$130,736,513
Other current assets	4,844,055	3,567,027
Property and equipment, net	5,544,189	5,694,150
Loan commitment asset from Purdue entities, net	15,154,125	16,020,075
Other long-term assets	1,250,868	1,300,068

Total assets	$146,823,144	$157,317,833

Current liabilities	$14,948,399	$12,978,125
Deferred revenue from Purdue entities, less current portion	34,361,487	35,855,463
Other long-term liabilities	2,033,335	2,224,713
Total stockholders’ equity	95,479,923	106,259,532

Total liabilities and stockholders’ equity	$146,823,144	$157,317,833

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Collaborative research and development revenue from Purdue entities	$18,387,597	$13,165,097	$34,381,093	$22,594,255
Operating expenses:
Research and development	19,010,963	20,712,775	38,388,768	41,954,301
General and administrative	5,216,286	5,681,381	9,965,287	11,011,589

Total operating expenses	24,227,249	26,394,156	48,354,055	52,965,890

Loss from operations	(5,839,652)	(13,229,059)	(13,972,962)	(30,371,635)
Other income (expense):
Interest expense	(433,184)	(433,302)	(866,241)	(433,671)
Income from residual funding after reacquisition of Hsp90 program	—	—	—	12,450,000
Income from NIH reimbursement	—	1,745,386	—	1,745,386
Interest and investment income	24,999	591,985	229,933	1,334,478

Total other income (expense)	(408,185)	1,904,069	(636,308)	15,096,193

Net loss	$(6,247,837)	$(11,324,990)	$(14,609,270)	$(15,275,442)

Basic and diluted loss per common share	$(0.24)	$(0.43)	$(0.56)	$(0.59)

Basic and diluted weighted average number of common shares outstanding	26,285,125	26,118,758	26,264,812	26,015,348

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